Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as amended, of our report dated April 20, 2023, with respect to our audit on the financial statements of Fundrebel Dean, LLC as of December 31, 2022 and for the period from January 7, 2022 (Inception) to December 31, 2022, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

Newport Beach, California

December 1, 2023